Exhibit 99.1

Contact: Media Linda Hohn Associate General Counsel (610) 660-6862 lhohn@global-indemnity.com

Global Indemnity plc Announces Modified Dutch Auction Tender Offer

for $61 Million Global Indemnity A Ordinary Shares

DUBLIN, Ireland. May 9, 2012. Global Indemnity plc (NASDAQ: GBLI) announced today that its Board of Directors approved a self tender offer pursuant to which Global Indemnity plc (the “Company”) may repurchase up to $61 million of the Company’s A ordinary shares.

The tender offer will proceed by way of a “modified Dutch auction,” pursuant to which Global Indemnity shareholders may tender all or a portion of their A ordinary shares (1) at a price of not less than $19.25 and not more than $22.00, in increments of $0.25 per share or (2) without specifying a purchase price, in which case their A ordinary shares will be purchased at the purchase price determined in accordance with the terms of the tender offer. When the tender offer expires, the Company will select the lowest price within the range of prices specified above (the “purchase price”) enabling the Company to purchase up to $61 million of its A ordinary shares. All A ordinary shares purchased by the Company will be purchased at the same price.

Shareholders will receive the purchase price in cash, without interest, for A ordinary shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tender in the event that the aggregate cost to purchase all of the A ordinary shares tendered at or less than the purchase price exceeds $61 million. These provisions will be described in the Offer to Purchase relating to the tender offer that will be distributed to shareholders. All A ordinary shares tendered at prices higher than the purchase price will be returned promptly to shareholders. All repurchases will be effected by way of redemption in accordance with the Company’s articles of association.

The tender offer will not be conditional upon obtaining financing or any minimum number of A ordinary shares being tendered; however, the tender offer will be subject to a number of other terms and conditions, which will be specified in the Offer to Purchase. The tender offer will expire at 5:00 p.m., New York City time, on June 8, 2012, unless withdrawn or extended by the Company.

While the Company’s Board of Directors authorized the tender offer, it has not, nor has the Company, the dealer manager, the information agent, or the depositary made any recommendation to the Company’s shareholders as to whether to tender or refrain from tendering their A ordinary shares or as to the price or prices at which they may choose to tender their A ordinary shares. Shareholders must make their own decision as to whether to tender their A ordinary shares and, if so, how many A ordinary shares to tender and the price or prices at which they will tender them. Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

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Press Release for Informational Purposes Only

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company’s A ordinary shares. The offer to purchase and the solicitation of the Company’s common shares will be made only pursuant to the Offer to Purchase, the related letter of transmittal and other related materials that are expected to be mailed to all shareholders shortly after commencement of the offer, at no expense to shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms of, and conditions to, the tender offer. The Company will file a Tender Offer Statement on Schedule TO with the Securities Exchange Commission (the “SEC”). The Tender Offer Statement (including the Offer to Purchase, the related letter of transmittal and other related materials) will also be available to shareholders at no charge at the SEC’s website at www.sec.gov, or the Investor Relations section of the Company’s website located at www.globalindemnity.ie, or from the information agent, Georgeson Inc. Shareholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Global Indemnity plc

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	UNITED STATES BASED INSURANCE OPERATIONS

•	BERMUDA BASED REINSURANCE OPERATIONS

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

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